FOR IMMEDIATE RELEASE
CONTACT: Paul D. Geraghty, President and CEO
PHONE: 215-513-2391

HARLEYSVILLE NATIONAL BANK COMPLETES PREVIOUSLY-ANNOUNCED SALE-LEASEBACK TRANSACTION FOR ITS BANK-OWNED LOCATIONS

Harleysville, PA – December 27, 2007- Harleysville National Bank, a wholly owned banking subsidiary of Harleysville National Corporation (NASDAQ: “HNBC”), announced today that it has settled and closed an agreement to sell fifteen properties to affiliates of American Realty Capital, LLC (“ARC”) in a sale-leaseback transaction.  This was originally announced and filed with the SEC on form 8-K on November 21, 2007.

Under the terms of the agreement, Harleysville National Bank sold and simultaneously entered into long-term operating leases with ARC; Harleysville retains control of the properties.  There will be no interruption of service to customers or direct impact on the staff of these offices located throughout Berks, Bucks, Lehigh, Montgomery, Northampton, and Carbon counties.

“This strategic initiative enables us to convert a large non-earning asset into an earning asset in the form of loans, providing earnings and increased liquidity,” said Paul D. Geraghty, President and CEO of HNBC.

The agreement provides that each lease will have a minimum term of fifteen years, commencing on the closing date for the agreement with options to renew under certain conditions.  The bank received net proceeds of $38.2 million and will record a gain on sale from the transaction of approximately $2.3 million (pre-tax) or $.05 per share representing a portion of the total gain of $18.9 million.  The remaining gain will be deferred and recognized over the 15-year term of the leases.

Harleysville National Corporation, with assets of $3.8 billion, is the holding company for Harleysville National Bank (HNB).  Investment Management and Trust Services are provided through Millennium Wealth Management, a division of HNB, with assets under management of $3.3 billion.  Harleysville National Corporation stock is traded under the symbol “HNBC” and is commonly quoted on the NASDAQ Global Select Market®.  For more information, visit the Harleysville National Corporation website at www.hncbank.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that increased demand or prices for the Corporation’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Corporation’s filings with the Securities and Exchange Commission.